EXHIBIT 3.6

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NANO VIBRONIX, INC.

Nano Vibronix, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify that:

1. The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on October 20, 2003 (the “Original Certificate of Incorporation”).

2. The Original Certificate of Incorporation was amended and restated and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on November 21, 2011 (the “Amended and Restated Certificate of Incorporation”).

3. The Amended and Restated Certificate of Incorporation was further amended and a Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of Delaware on March 6, 2014.

4. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Amended and Restated Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and written approval of the stockholders of the Corporation thereof, in accordance with Section 228 of the GCL.

5. The Amended and Restated Certificate of Incorporation is hereby amended to change the authorized capital of the Corporation by deleting the first paragraph of ARTICLE IV in its entirety and inserting the following in lieu thereof:

“The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares that the Corporation is authorized to issue is forty seven million five hundred thousand (47,500,000). Twenty four million (24,000,000) shares shall be Common Stock, par value $0.001 per share, and twenty-three million five hundred thousand (23,500,000) shares shall be Preferred Stock, par value $0.001 per share.”

6. The Amended and Restated Certificate of Incorporation is hereby amended to designate a new series of Preferred Stock by deleting the first paragraph of Section 4B of ARTICLE IV in its entirety and inserting the following in lieu thereof:

“Section 4B. Of the Preferred Stock, four hundred thousand (400,000) shares of Preferred Stock are hereby designated as "Series A-1 Participating Convertible Preferred Stock" (and are referred to herein as “Series A-1 Stock”), three hundred thousand (300,000) shares of Preferred Stock are hereby designated as "Series A-2 Participating Convertible Preferred Stock" (and are referred to herein as “Series A-2 Stock” and, together with the Series A-1 Preferred Stock, are referred to herein as the “Series A Stock”); four million six hundred fifty thousand (4,650,000) shares of Preferred Stock are hereby designated as "Series B-1 Participating Convertible Preferred Stock" (and are referred to herein as “Series B-1 Stock”), twelve million six hundred fifty thousand (12,650,000) shares of Preferred Stock are hereby designated as "Series B-2 Participating Convertible Preferred Stock" (and are referred to herein as “Series B-2 Stock” and, together with the Series B-1 Preferred Stock, are referred to herein as the “Series B Stock”) and five million five hundred thousand (5,500,000) shares of Preferred Stock are hereby designated as “Series C Participating Convertible Preferred Stock” (and are referred to herein as “Series C Stock”). Capitalized terms not otherwise defined have the meanings set forth below in Section 4B.6C, with respect to the Series A Stock and Series B Stock, and Section 4B.7A, with respect to the Series C Stock.”

7. The Amended and Restated Certificate of Incorporation is hereby amended by deleting the last paragraph in the lead-in to Section 4B, immediately above 4B.1, and inserting the following in lieu thereof:

“The rights, preferences, privileges and restrictions, and the number of shares constituting the Series A Stock and the Series B Stock (the “Series”) and the designation of such series, are set forth as follows:”

8. The Amended and Restated Certificate of Incorporation is hereby amended by deleting, from the first line of subsection 4(B)(6)(C) of ARTICLE IV “Definitions. For purposes hereof:” in its entirety and inserting the following in lieu thereof:

“C. Definitions. With respect to the Series A Stock and Series B Stock, for the purposes hereof:”

9. The Amended and Restated Certificate of Incorporation is hereby amended by inserting the following subsection after the final paragraph in ARTICLE IV:

“4B.7. Series C Stock. The rights, preferences, privileges, and restrictions, and the number of shares constituting the Series C Stock and the designation of such series, are set forth as follows:

A.	Definitions. With respect to the Series C Stock, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Series C Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Series C Holder will be deemed to be an Affiliate of such Series C Holder.

“Alternate Consideration” shall have the meaning set forth in Section 4B.7G(ii).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4B.7F(ii)(d).

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by the Series C Holders holding a majority of the then-outstanding Series C Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the any over the counter market operated by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 4B.7F(i).

“Conversion Price” shall mean $1.00, as adjusted pursuant to Section 4B.7G hereof.

“Conversion Ratio” for each share of Series C Stock shall be equal to the Stated Value divided by the Conversion Price.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series C Stock in accordance with the provisions of Section 4B.7F hereof.

“Daily Failure Amount” means the product of (x) .005 multiplied by (y) the Closing Sale Price of the Common Stock on the applicable Share Delivery Date.

“DWAC Delivery” shall have the meaning set forth in Section 4B.7F(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 4B.7G(ii).

“Notice of Conversion” shall have the meaning set forth in Section 4B.7F(i).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” shall have the meaning set forth in Section 4B.7E(i).

“Series C Holder” means any holder of Series C Stock.

“Series C Stock Register” shall have the meaning set forth in Section 4B.7B(ii).

“Share Delivery Date” shall have the meaning set forth in Section 4B.7F(iii)(a).

“Stated Value” shall mean $1.00.

B.	Number and Designation; Assignment.

(i) The number of shares designated as Series C Stock shall not be subject to increase without the written consent of the Series C Holders holding a majority of the then issued and outstanding Series C Stock.

(ii) The Corporation shall register shares of the Series C Stock, upon records to be maintained by the Corporation for that purpose (the “Series C Stock Register”), in the name of the Series C Holders thereof from time to time. The Corporation may deem and treat the registered Series C Holder of shares of Series C Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series C Stock in the Series C Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Series C Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series C Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Series C Holder, in each case, within three Business Days.

C. Dividends. Series C Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series C Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock) are specifically declared by the Board of Directors of the Corporation to be payable to the holders of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series C Stock; and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

D. Voting Rights. Subject to the limitations set forth in Section 4B.7F(ii) herein, the Series C Holder of each share of Series C Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series C Stock could be converted for purposes of determining the shares entitled to vote at any regular, annual or special meeting of stockholders of the Corporation, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series C Stock held by each Series C Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

E. Rank; Liquidation.  Upon liquidation, dissolution or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, each Series C Holder shall be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Series C Stock if such shares had been converted to Common Stock immediately prior to such Liquidation (without giving effect for such purposes to the Beneficial Ownership Limitation set forth in Section 4B.7F(ii), subject to the preferential rights of holders of any senior securities of the Corporation.

F. Conversion.

(i) Conversion at Option of Holder. Each share of Series C Stock shall be convertible, at any time and from time to time from and after the date of issuance, at the option of the Series C Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio. Except for a conversion following a Fundamental Transaction or following a notice provided for under Section 4B.7G(iv)(b), Series C Holders shall exercise the option to convert by providing the Corporation with a written notice of conversion (a “Notice of Conversion”), duly completed and executed. Each Notice of Conversion shall specify the number of shares of Series C Stock to be converted, the number of shares of Series C Stock owned prior to the requested conversion, the number of shares of Series C Stock owned subsequent to the requested conversion and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Series C Holder delivers such Notice of Conversion to the Corporation (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Business Day that the Corporation receives the Notice of Conversion. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program and the applicable Conversion Shares are either registered for resale or eligible for resale without restriction pursuant to Rule 144 of the Securities Act, the Notice of Conversion may specify, at the Series C Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Series C Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(ii) Beneficial Ownership Limitation.

(a) Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series C Stock, and a Series C Holder shall not have the right to convert any portion of its Series C Stock, to the extent that, after giving effect to an attempted conversion, such Series C Holder (together with such Series C Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Series C Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Series C Holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below).

(b) For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Series C Series C Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series C Stock subject to conversion with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted shares of Series C Stock beneficially owned by such Series C Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Series C Holder or any of its Affiliates (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission.

(c) To the extent that the limitation contained in this Section 4B.7F(ii) applies, the determination of whether the Series C Stock may be converted (in relation to other securities owned by the Series C Holder together with any Affiliates) and of which portion of its Series C Stock may be converted shall be in the sole discretion of the Series C Holder and the submission of a Notice of Conversion shall be deemed to be such Series C Holder’s determination of whether the shares of Series C Stock may be converted (in relation to other securities owned by such Series C Holder together with any Affiliates) and how many shares of the Series C Stock are convertible, in each case subject to the Beneficial Ownership Limitation. For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Series C Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent public filing with the Commission, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Series C Holder setting forth the number of shares of Common Stock then outstanding. For any reason at any time, upon the written or oral request of a Series C Holder (which may be by email), the Corporation shall, within two (2) Business Days of such request, confirm orally and in writing to such Series C Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series C Stock, by such Series C Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Series C Holder.

(d) The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion (to the extent permitted pursuant to this Section). The Series C Holder, upon not less than 61 days’ prior notice to the Corporation, may increase (in the event that that the Beneficial Ownership Limitation is subsequently reduced) or decrease the Beneficial Ownership Limitation provisions of this Section, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon the conversion the Series C Stock held by the Series C Holder and the provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only be effective with respect to such Series C Holder. The provisions of this Section shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained and the shares of Common Stock underlying the Series C Stock in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Series C Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.

(e) The Beneficial Ownership Limitation provisions of this Section 4B.7F(ii) may be waived at the election of any Series C Holder upon not less than 61 days’ prior written notice to the Corporation. Any such waiver will not be effective and the provisions of this Section 4B.7F(ii) shall continue to apply until the 61st day (or later, if stated in the notice) after such notice of waiver is delivered to the Corporation.

(iii) Mechanics of Conversion.

(a) Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than three Business Days after the applicable Conversion Date, or if the Series C Holder requests the issuance of physical certificate(s), two Business Days after receipt by the Corporation of the original certificate(s) representing such shares of Series C Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall (a) deliver, or cause to be delivered, to the converting Series C Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series C Stock or (b) in the case of a DWAC Delivery, electronically transfer such Conversion Shares by crediting the account of the Series C Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Series C Holder by the Share Delivery Date, the applicable Series C Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Series C Holder any original Series C Stock certificate delivered to the Corporation and such Series C Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Series C Holder through the DWAC system, representing the shares of Series C Stock unsuccessfully tendered for conversion to the Corporation.

(b) Obligation Absolute. Subject to Section 4B.7F(ii) hereof and subject to a Series C Holder’s right to rescind a Conversion Notice pursuant to Section 4B.7F(iii)(a) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series C Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Series C Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Series C Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Series C Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Series C Holder in connection with the issuance of such Conversion Shares. Subject to the Beneficial Ownership Limitation herein and subject to a Series C Holder’s right to rescind a Conversion Notice pursuant to Section 4B.7F(iii)(a) above, in the event a Series C Holder shall elect to convert any or all of its Series C Stock, the Corporation may not refuse conversion based on any claim that such Series C Holder or any one Person associated or affiliated with such Series C Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to such Series C Holder, restraining and/or enjoining conversion of all or part of the Series C Stock of such Series C Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Series C Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series C Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Series C Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to the Beneficial Ownership Limitation herein and subject to Series C Holder’s right to rescind a Conversion Notice pursuant to Section4B.7F(iii)(a) above, issue Conversion Shares upon a properly noticed conversion. If the Corporation fails to deliver to a Series C Holder such certificate or certificates, or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 4B.7F(iii)(a) on or prior to the fifth (5th) Business Day after the Share Delivery Date applicable to such conversion (other than a failure caused by incorrect or incomplete information provided by Series C Holder to the Corporation), then, unless the Series C Holder has rescinded the applicable Conversion Notice pursuant to Section 4B.7F(iii)(a) above, the Corporation shall pay (as liquidated damages and not as a penalty) to such Series C Holder an amount payable in cash equal to the product of (x) the number of Conversion Shares required to have been issued by the Corporation on such Share Delivery Date, (y) an amount equal to the Daily Failure Amount and (z) the number of Business Days actually lapsed after such fifth (5th) Business Day after the Share Delivery Date during which such certificates have not been delivered, or, in the case of a DWAC Delivery, such shares have not been electronically delivered. Nothing herein shall limit a Series C Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Series C Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that Series C Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Series C Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(c) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Series C Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 4B.7G) upon the conversion of all outstanding shares of Series C Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(d) Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of the Series C Stock. As to any fraction of a share which a Series C Holder would otherwise be entitled to receive upon such conversion, such fraction shall be rounded up or down to the next whole share.

(e) Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock upon conversion of the Series C Stock shall be made without charge to any Series C Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Series C Holder(s) of such shares of Series C Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for processing of any Notice of Conversion.

(iv) Status as Stockholder. Upon each Conversion Date, (i) the shares of Series C Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Series C Holder’s rights as a holder of such converted shares of Series C Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Series C Holder because of a failure by the Corporation to comply with the terms herein. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series C Stock

G. Certain Adjustments.

(i) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series C Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series C Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 4B.7G(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii) Fundamental Transaction. If, at any time while this Series C Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person (other than a merger in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which all of the Common Stock is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 4B.7G(i) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series C Stock the Series C Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Series C Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series C Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file an amendment to this Amended and Restated Certificate of Incorporation or separate Certificate of Designation with the same terms and conditions and issue to the Series C Holders new preferred stock consistent with the foregoing provisions and evidencing the Series C Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4B.7G(ii) and insuring that the Series C Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Series C Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(iii) Calculations. All calculations under this Section 4B.7G shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4B.7G, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(iv) Notice to Holders.

(a) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 4B.7G, the Corporation shall promptly deliver to each Series C Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(b) Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series C Stock, and shall cause to be delivered to each Series C Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

H. Miscellaneous.

(i) Notices. Any and all notices or other communications or deliveries to be provided by the Series C Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 105 Maxess Road, Suite S124, Melville, NY 11747, facsimile number (631) 574-4401, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Series C Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Series C Holder at the facsimile number or address of such Series C Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Series C Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(ii) Lost or Mutilated Series C Stock Certificate. If a Series C Holder’s Series C Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(iii) Status of Converted Series C Stock. If any shares of Series C Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series C Stock.”

10. Pursuant to the resolution of the Board of Directors, the Corporation received written consents in favor of the foregoing amendment from the holders of the necessary number of shares.

11. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]

IN WITNESS WHEREOF, Nano Vibronix, Inc., has caused this Certificate to be executed by its duly authorized officer on this _ day of ______, 2014.

NANO VIBRONIX, INC.

By: